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                                                                    Exhibit 23.2




                          Independent Auditors' Consent


The Board of Directors
Northfield Laboratories Inc.:


We consent to the incorporation by reference in the registration statement dated June 27, 2003 on Form S-3 of Northfield Laboratories Inc. of our audit report dated July 16, 2002, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2002 and 2001, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2002 and for the cumulative period from June 19, 1985 (inception) through May 31, 2002, which report appears in the May 31, 2002 annual report on Form 10-K of Northfield Laboratories Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Chicago, Illinois
June 27, 2003